EXHIBIT 10.28

Convenience Translation

Settlement Agreement

between

1. Pieris AG, Lise-Meitner-Str. 30, 85354 Freising

- hereinafter “TC” -

2. tbg Technologie-Beteiligungs-Gesellschaft mbH, Ludwig-Erhard-Platz 1, 53179 Bonn

- hereinafter also “tbg” -

- TC and tbg collectively hereinafter the “Parties” -

Preamble

A.	The Parties entered into a participation agreement dated 13 May 2003 (“BTU Agreement”). For the purpose of the repayment of the claims of tbg under the BTU Agreement due upon expiry of its term, the Parties entered into a repayment agreement (“Repayment Agreement”) on 3 April 2014.

B.	The TC intends to enter into an acquisition agreement with the shareholders of the TC and Pieris Pharmaceuticals, Inc., whereby all the shareholders in the TC transfer their shares in the TC to Pieris Pharmaceuticals, Inc. in exchange for shares in Pieris Pharmaceuticals, Inc. (“Closing”). Closing is expected for 17 December 2014.

C.	By entering into this settlement agreement the Parties intend to finally settle the claims of tbg. The TC will make the outstanding payments thereafter.

For this purpose, the Parties hereby enter into the following settlement agreement (“Settlement Agreement”):

§ 1

Repayment

1.	To date, the TC has made several payments. However, the 2nd and 3rd instalment in the amount of EUR 250,000 each as well as the 4th and 5th instalment in the amount of EUR 275,000 each, each as set forth in § 1 para. 2 of the Repayment Agreement, are still outstanding. Therefore all outstanding claims of tbg consisting of nominal amount and final remuneration amount to EUR 1,050,000.00 in aggregate (“Gross Settlement Amount”).

2.	A partial amount of EUR 450,000.00 of this Gross Settlement Amount results from a silent participation and is therefore considered by the Parties to be capital gains within the meaning of § 43 para. 1 sentence 1 no. 3 EStG (German Income Tax Act). They therefore assume that the gross amount of the final remuneration of EUR 450,000.00 will be subject to capital gains tax in the amount of EUR 112,500.00 as well as solidarity surcharge (Solidar-itätszuschlag) in the amount of EUR 6,188 which is to be paid to the company tax office (Betriebsfinanzamt) responsible for the TC. The TC will confirm this to tbg in an corresponding tax confirmation, draft attached as Schedule 1, after payment. The net amount calculated therefrom of EUR 931,312.00 in total is to be paid to tbg in two instalments. The amounts set forth in this para. 2 have been calculated by the Parties; consequently, changes might occur if the company tax office responsible for the TC is of a different opinion. The TC will in no event be obliged to pay more than the Gross Settlement Amount.

3.	The TC will pay the Gross Settlement Amount of EUR 1,050,000.00 in the two following instalments:

•	EUR 600,000.00 (gross) with respect to the nominal amount of the silent participation on 31 January 2015 plus interest as of this date, calculated on a daily basis, in the amount of EUR 19,290.37 as well as

•	EUR 331,312.00 (net) with respect to the profit-based remuneration on 31 March 2015.

The payments shall be made to the following bank account of tbg with the effect of discharging the debt:

IBAN DE22 5002 0400 1228 8333 92

BIC: KFWIDEFFXXX

Bank: KfW Frankfurt

Reference: 4594715 Zahlung gem. Abrechnungsvereinbarung

4.	Upon payment of the Gross Settlement Amount as described above and the delivery of the corresponding tax confirmation, all mutual claims from or in connection with the BTU Agreement and the Repayment Agreement in their respective current versions, irrespective of the legal grounds of the claims and the date on which they have come into existence, will be settled.

5.	tbg will confirm in text form without undue delay the receipt of the payment to the TC.

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§ 2

Miscellaneous

1.	The provisions of § 1 are subject to the condition precedent that Closing is effected. The TC will inform tbg without undue delay once Closing has been effected.

2.	All services performed by tbg under this agreement are value-added-tax-free financial services. The value-added tax identification number of KfW is: DE 114 104 280 (tax unity (Organschaft) for value-added tax purposes).

3.	Amendments and supplements to this agreement including the cancellation of the written form requirement require written form to be effective.

4.	Should individual provisions of this agreement be or become invalid or unenforceable or should this agreement have any gaps, this shall not affect the validity of the other provisions. In place of the invalid or unenforceable provisions a valid provision shall be deemed agreed which the Parties would presumably have agreed on if they had been aware of the invalidity, unenforceability or the omission of the relevant provisions when entering into this agreement. Should a provision be or become invalid due to the scope of performance agreed upon therein, the scope of performance agreed upon in the provision shall be adapted to the legally permitted extent.

5.	The place of jurisdiction for all disputes under or in connection with this agreement shall be Bonn.

Parties

Bonn, 11 December 2014	Freising, 11 December 2014

/s/ ppa. Röttcher /s/ ppa. Michael Steinmetzer	/s/ i.V. Claus Schalper /s/ Stephen S. Yoder

tbg	Pieris AG

Schedule 1: Tax confirmation

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Convenience Translation

Pieris Proteolab AG

Mr. Claus Schalper

Lise-Meitner-Str. 30

85354 Freising-Weihenstephan

Your ref.: 28833392 DN 9817507

tbg Technologie-Beteiligungs-

Gesellschaft mbH

53170 Bonn

Tax confirmation

of a performing corporation, association of persons or estate or of a partnership

☐ Individual tax confirmation

☒ Combined confirmation for the time period 05/ 2003 – 03/ 2015

We confirm that individual tax confirmations have not been issued in this respect.

To

tbg Technologie-Beteiligungs-Gesellschaft mbH, Ludwig-Erhard-Platz 1, 53179 Bonn,

(Name and address of the creditor of the capital gains)

pursuant to the resolution of on for see above
(payment date) (time period)

the following capital gains were paid:

Capital gains within the meaning of § 43 para. 1 sentence 1 no. 1 EStG (German Income Tax Act)
Capital gains within the meaning of § 43 para. 1 sentence 1 no. 2 und 3 EStG (German Income Tax Act)	€

Capital gains included herein from which the tax deduction was made in the amount of three fifths (§ 44a para. 8 EStG (German Income Tax Act))
Amount of the capital gains tax thereon

Amount of capital gains tax at 25%		112,500.00 Euro
Amount of Solidarity Surcharge		6,188.00 Euro

Payments from the capital contributions account for tax purposes (§ 27 para. 1 - 7 KStG (German Corporations Tax Act))

Freising-Weihenstephan

Place, Date	Company stamp	Please sign personally!